EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Digital Angel Corporation and subsidiaries (the “Company”), of our report dated March 31, 2009 relating to our audit of the financial statements and financial statement schedule of the Company as of December 31, 2008 and 2007 and for each of the years in the three year period ended December 31, 2008, and our report dated March 31, 2009 relating to our audit of the effectiveness of internal control over financial reporting as of December 31, 2008, which are included in the Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement of Form S-3.
/s/ Eisner LLP.
June 9, 2009
New York, New York